Exhibit 99.1

ANPATH GROUP, INC. REACHES AGREEMENT TO RESTRUCTURE SENIOR SECURED DEBT;
EXPECTS TO FILE A VOLUNTARY CHAPTER 11 PETITION TO IMPLEMENT RESTRUCTURING

MOORESVILLE, NC (May 7, 2010) Anpath Group, Inc. (Anpath Group, or the Company), announced today that it has reached an agreement with its senior secured note holder on the terms of a restructuring to reduce substantially the Company's funded indebtedness.

In order to implement the restructuring and improve its capital structure, Anpath Group expects to file a Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware (the "Court"), and seek Court approval of a pre-arranged reorganization plan as soon as possible. The Company expects operations of its wholly-owned subsidiary, EnviroSystems, Inc. (ESI), to continue as usual during the reorganization process.  The Company expects to seek Court approval of the pre-arranged plan as soon as possible and anticipates emerging from Chapter 11 this summer.

As part of the restructuring, the Company has arranged with several lenders, including the Company’s existing senior secured note holder, an incremental pari passu lending program to provide continued funding to the Company which has started to be drawn upon and will continue to be available to fund the Company's operations during the reorganization process.

As presently contemplated, the agreement with its senior secured indebtedness, including the providers of the incremental senior lending facility, provides that all senior secured indebtedness, which is estimated to be approximately $2.4 million including accrued interest, will be exchanged for 61% of the common stock in the reorganized Company. The plan agreed to by the senior lenders calls for the balance of Company pro forma common stock ownership to be allocated 34% to holders of the Company's,  subordinated unsecured notes, which are estimated to be approximately $1.7 million including accrued interest, and  5% to the Company’s existing shareholders. The plan is subject to approval by the holders of the subordinated unsecured notes.  There can be no assurance that the restructuring plan will be approved by the Court.

J. Lloyd Breedlove, the Company’s chief executive, said, “It has simply taken the Company much longer than anticipated to commercialize its broad range of commercial and industrial infection prevention technologies, all of which are designed to prevent the spread of infectious microorganisms that produce harmful effects on people, equipment and the environment. We believe this action, which has been made possible by the support of our senior lenders, will, in the long run, provide the best chance for all parties vested with an interest in the Company to realize the Company’s potential”.

Anpath Group has been working with Laidlaw & Company as financial and restructuring advisor and Cozen O’Connor as legal counsel to provide professional services in connection with these restructuring efforts.

About Anpath Group, Incorporated:

Anpath Group, Inc. (Anpath), through its wholly-owned subsidiary EnviroSystems, Inc., produces cleaning and disinfecting products that it believes will help prevent the spread of infectious microorganisms while minimizing the harmful effects to people, equipment or the environment. Visit www.anpathgroup.com for more information.

EnviroSystems, Inc. is focused on safe infection prevention technologies that the company believes will position the company in the forefront of the industry at a time when there is rapidly growing awareness of the critical need to prevent biological risks — both natural and man-made. Visit www.envirosi.com for more information.

Forward Looking Statements:

This release may contain forward-looking statements, which reflect expectation or belief by Anpath Group, Inc. concerning future events that involve risks and uncertainties. Forward-looking statements include, the timely filing of a Chapter 11 petition with the Bankruptcy Court, the Court’s approval of any restructuring plan, the Company’s ability to emerge from bankruptcy, and the Company’s ability to raise financing if it is able to emerge from bankruptcy. Anpath Group can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Anpath Group expectations, including, but not limited to U.S. EPA and state registration of Anpath Group’s products, foreign registration of its products, its ability to carry out its business plan, successful development and commercial acceptance of its products, ability to fund development of its technology, the risk that products may not result from development activities, protection of its intellectual property, need for regulatory approvals, and other factors discussed in periodic Anpath Group, Inc. filings with the Securities and Exchange Commission. Forward-looking statements are qualified in their entirety by the above cautionary statement. Anpath Group assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact Information:

J. Lloyd Breedlove
President & CEO
Anpath Group, Inc.
Phone: 704.658.3350
Email: jlbreedlove@envirosi.com
Website: www.anpathgroup.com